For Immediate Release
                                                            Monday, May 17, 1999


                        NACCO ANNOUNCES INTENT TO ACQUIRE
                     NISSAN'S GLOBAL FORKLIFT TRUCK BUSINESS

         Mayfield Heights, Ohio, May 17, 1999 - NACCO Industries, Inc. (NC-NYSE) today announced that NACCO and its operating subsidiary, NACCO Materials Handling Group, Inc. (NMHG), have entered into a memorandum of understanding with Nissan Motor Co., Ltd. for the purchase by NMHG of Nissan's global forklift truck business.

         The agreement includes NMHG's acquisition of all of Nissan's North American and European operations, seven forklift truck dealerships in Japan, and all other non-manufacturing operations in Japan. NMHG and Nissan will enter into an interim sourcing arrangement through which Nissan's plant in Japan will supply forklift trucks and components to NMHG. The transaction is expected to be completed later this year.

         The memorandum of understanding contemplates that the final purchase price will be established based on the adjusted value of the assets of the business as of the closing of the transaction, plus a fixed amount of goodwill. On this basis, NMHG estimates that the value of the transaction is likely to be in excess of $300 million, a portion of which will be assumed by NMHG's 50 percent-owned joint venture in Japan. A portion of the consideration to be received by Nissan, approximately $17 million, will consist of shares of a newly issued preferred stock of NMHG.

         NMHG views Nissan's forklift truck business as an excellent strategic fit which should create additional economies of scale and significant synergy opportunities. It will also substantially strengthen NMHG's operations in Japan and add a strong sales base in the Asia-Pacific region, as well as reinforce NMHG's position in North America and Europe. In 1998, Nissan and NMHG produced over 100,000 units on a combined basis.

         Following the acquisition, NMHG intends to maintain the Nissan(R) brand, product line and dealer network in addition to its existing Hyster(R) and Yale(R) operations. In keeping with NMHG's ongoing operational cost-reduction initiatives, selected Nissan forklift truck activities will be integrated into the existing NMHG organization over time.

         NACCO Materials Handling Group, Inc. designs, engineers, manufactures and sells a full line of lift trucks and replacement parts marketed worldwide under the Hyster(R) and Yale(R) brand names and under the Yale(R) and Sumitomo-Yale brand names in Japan through its 50-50 joint venture with Sumitomo Heavy Industries Ltd.

     NACCO Industries, Inc. is an operating holding company with three principal operating business. In addition to NACCO Materials Handling Group, Inc., NACCO Industries owns NACCO Housewares Group, which consists of Hamilton Beach/Proctor-Silex, Inc., a leading manufacturer and marketer of small electric motor and heat-driven household appliances as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories; and The North American Coal Corporation, which mines and markets lignite primarily as fuel for power generation by electric utilities.

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FOR FURTHER INFORMATION, CONTACT:

Investor Relations Contact
Ira Gamm
Manager-Investor Relations
NACCO Industries, Inc.
Mayfield Heights, Ohio  USA
(440) 449-9676

Europe, Africa and Middle East Contact
Victoria L. Rickey
Managing Director, Europe, Africa & Middle East
NACCO Materials Handling Group, Ltd.
Irvine, Scotland
44-1294-315600

Americas and Asia-Pacific Contact
Geoffrey D. Lewis
Vice President
NACCO Materials Handling Group, Inc.
Portland, Oregon  USA
(503) 721-6060